Exhibit 10.8

February 4, 2014

Mr. Kim A. Seth

By: Email

Dear Kim

I am pleased to offer you a position with Epirus Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), as the Senior Vice President & Chief Business Officer. Your employment shall begin on February 10, 2014

If you decide to join us, you will receive an annual salary of $280,000, which will be paid in accordance with the Company’s normal payroll procedures and less applicable withholdings. As an employee, you will be eligible to participate in Company-sponsored benefits available to Company employees (e.g., health & dental insurance). You will also be entitled to four (4) weeks per year of vacation, to be taken consistent with the Company’s policies. You should note that the Company may modify job titles and salaries and may modify or terminate benefits from time to time as it deems necessary or appropriate.

In addition to base salary, you also will have the opportunity to earn a prorated (based on start date) annual bonus up to 25% of your base salary (less applicable withholdings). Bonus objectives and targets will be set and agreed between you and the Company’s Board of Directors. The Company will determine whether the bonus objectives and targets have been met and the amount of any bonus. Such bonuses, if earned, will be paid as soon as practicable after the Company determines that the bonus has been earned, but in no event shall the bonus be paid after March 15 of the calendar year following the calendar year in which the bonus is earned. As a one-time signing bonus, pending satisfactory performance, you will be eligible to receive $60,000 at the earlier of a qualified financing or initial public offering.

In addition, if you join the Company, the Board of Directors will grant you an option to purchase 370,000 shares of the Company’s Common Stock, at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors

Twenty five percent (25%) of the shares subject to the options granted to you shall vest on the one year anniversary of your start date, subject to your continuing employment with the Company, and no shares shall vest prior to such date. The remaining shares shall vest monthly over the next thirty-six (36) months in equal monthly amounts subject to your continuing employment with the Company. This option grant shall be subject to the terms and conditions of the Company’s 2011 Equity Incentive Plan and stock option agreement. No right to any stock is earned or accrued until such time that vesting occurs nor does any grant confer any right to continue vesting or employment.

Notwithstanding the foregoing, in the event the Company terminates your employment without Cause or you resign for Good Reason (each as defined on Exhibit A hereto), in each case within 3 months prior to or 12 months following either an Acquisition or Asset Transfer (each as defined in the Company’s Certificate of Incorporation, as may be amended from time to time), 100% of the shares subject to the option shall become fully vested immediately prior to the consummation of such Acquisition or Asset Transfer, as applicable.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two week’s notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards.

As a condition of your employment, you must sign and comply with the Company’s EMPLOYEE CONFIDENTIAL INFORMATION, INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT which requires, among other provisions, non-disclosure of Company proprietary information. Please note that we must receive your signed Agreement before your first day of employment.

To accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original will be provided for your records. If you accept our offer, your first day of employment will be February 10, 2014. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the President of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by February 9, 1014.

We look forward to your favorable reply and to working with you at Epirus Biopharmaceuticals, Inc.

Sincerely,

/s/ Amit Munshi
Amit Munshi
President & CEO

Agreed to and accepted:

Signature:	/s/ Kim A. Seth

Printed Name:	Kim A. Seth

Date:	02/05/14	(Feb 05, 2014)

Enclosures

EMPLOYEE CONFIDENTIAL INFORMATION, INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

Exhibit A

Definitions

For purposes of this offer letter, “Cause” means (i) the employee’s repeated failure, in the reasonable judgment of the Company’s Board of Directors, to substantially perform his assigned duties or responsibilities as an employee as directed or assigned by the Board of Directors and/or the Chief Executive Officer (other than a failure resulting from employee’s disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended) after written notice thereof from the Company to the employee describing in reasonable detail the employee’s failure to perform such duties or responsibilities and the employee having had the opportunity to address the Board of Directors, with counsel, regarding such alleged failures and his failure to remedy same within 30 days of receiving written notice; (ii) the employee engaging in knowing and intentional illegal conduct that was or is materially injurious to the Company or its affiliates; (iii) the employee’s material breach of the terms of any confidentiality agreement or invention assignment agreement between the employee and the Company (or any affiliate of the Company); or (iv) the employee being convicted of, or entering a plea of nolo contendere to, a felony or committing any act of moral turpitude, dishonesty or fraud against, or the misappropriation of material property belonging to, the Company or its affiliates.

For purposes of this offer letter, “Good Reason” means the employee’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without the employee’s written consent: (i) the material reduction of the employee’s authority, duties or responsibilities; (ii) a material reduction in the employee’s annual base salary; or (iii) a material change in the geographic location at which the employee must perform his services; provided that in no instance will the employee’s relocation to a facility or a location of thirty (30) miles or less from the employee’s then-current office location or to the employee’s home as the employee’s primary work location be deemed material for purposes of this Agreement. The employee may not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than sixty (60) days following the date of such notice (during which the grounds have not been cured).